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                                                                  Exhibit 10.39

October 22, 1999



Paul Lavallee
442 Carpenter Road
Whitinsville, MA  01588

Dear Paul:

I am pleased to offer you the position of President of the Americas for Prime Response, Inc. (the "Company"), reporting directly to me. In that role, you will have complete revenue and P&L responsibility for all sales, professional services and customer support activities throughout the United States, Canada and Latin America.

Compensation for the position includes a base salary of $250,000 per year and an annual incentive compensation equal to 50% of your base salary ($125,000). You will be eligible to earn one fourth of that incentive for the remainder of 1999 ($31,250). Half of that ($15,620) will be guaranteed. Over achievement of $2 million in license revenue for the fourth quarter of 1999 will result in additional earnings.

In addition, a stock option to purchase 200,000 shares of the Company's common stock at $5.00 per share will be granted. As we reviewed, since Prime Response is legally considered to be in registration, pricing on stock options is to be calculated at a 10% discount to the low end of the filing range. The Company is expected to file for a public listing during the week of November 1. Final IPO pricing has yet to be determined and trading pricing is unknown. With regard to the pricing difference that we have discussed, we are prepared to price your stock options at $5.00 per share.

Twenty percent of these stock options (40,000 shares) will be vested immediately. The remaining shares (160,000) will be vested according to the Company stock option standards over a four-year period of time.

General Atlantic Partners, a principal investor and holder of a company board seat, has agreed to allow your purchase of up to $150,000 of Prime Response common stock owned by them for $3.00 per share. This transaction must be concluded with General Atlantic not later than October 31, 1999.

Furthermore, you will have the opportunity to participate in Prime Response benefits which include 3 weeks of vacation annually, health and life insurance and a 401K retirement plan, which includes Company contribution.
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Paul Lavallee
October 22, 1999
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Should you be terminated without cause, your cash compensation of base salary and incentive potential (not less than $375,000 as described above) shall continue for one year. In addition, the Company will allow you to become vested in an additional year's worth of stock options to be exercised within one year of termination. The same terms shall apply if you elect to terminate in the event that your position is eliminated, you are offered a position of lesser responsibility, or if you are not selected for a promotion should a higher position be created or vacated.

Should you be terminated without cause at a change of control or should you be offered a position at a change of control that is of lesser responsibility than the position being offered in this letter, these stock options shall be 100% vested. In that event, you will be offered a severance program that continues your cash compensation of base salary band incentive potential (not less than $375,000 as described above), as well as all Company paid health and life insurance for one year.

For purposes of this offer, "cause" condition only occurs if the Company terminates you after you: (a) shall have been convicted of any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement; (b) shall have committed intentional acts of gross misconduct that materially impairs the goodwill or business of the Company or cause material damage to its property, goodwill, or business; or (c) shall have refused to, or willfully failed to, perform his material duties, provided, however, that no termination under this subparagraph shall be effective unless you do not cure such refusal or failure to the Company's satisfaction as soon as practicable after the Company gives you written notice identifying such refusal or failure (and, in any event, within thirty (30) calendar days after receipt of such written notice). No act or failure to act on the part of you shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that this action or omission was in the best interests of the Company.

Should your termination result from your death or disability, you or your estate can exercise the vested portion of your stock options within the life of the stock option.

The Company will promptly reimburse you for all reasonable business expenses incurred by you in connection with and commensurate with the performance of your duties for the Company, upon substantiation of such business expenses in accordance with the policies of the Company in effect from time to time.

In recognition of your large physical stature, airline travel one step up from coach will be provided for all flights over one hour in duration. Should there be the opportunity to purchase full fare coach tickets and then participate in airline upgrade programs in order to secure that step up from coach, you agree to take every opportunity to do so.

It is recognized that you currently participate in a variety of outside boards and advisory boards and receive compensation from these activities. This may continue providing that it does not interfere with your duties in the Company and is not considered to be in conflict with the
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Paul Lavallee
October 22, 1999
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Company's interests. It is understood that this may include one to two days per month. Should the Company believe there is material interference, you will be notified in writing and shall have 60 days to cure that interference in an appropriate manner.

Your entrance to Prime Response comes at a very exciting time for the Company and the industry at large. Your background, experience and achievements to date will be put to invaluable use as we work together to build a world class Company. I'm excited by the opportunity to work with you toward that end as you continue to build your career with Prime Response.

It is anticipated that you will begin your employment with Prime Response on Monday, October 25th. Among our first initiatives will be travel to Toronto to participate in the DMA show.

                                       Sincerely,



                                       /s/ Peter J. Boni
                                       Peter J. Boni
                                       President and Chief Executive Officer
Accepted and agreed to:


/s/ Paul B. Lavallee
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Paul B. Lavallee


This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts. This Agreement's terms will prevail, in favor of Paul B. Lavallee, with respect to any conflict arising between terms of this Agreement and others he may sign with the Company (including, but not limited to, the Stock Option Agreement and/or any Employment Agreement).